Exhibit 99.1

Ultralife Corporation Issues Letter to Stakeholders Regarding Business

Operations in Response to COVID-19

NEWARK, N.Y. – March 25, 2020 -- Ultralife Corporation (NASDAQ: ULBI) today issued a letter to its employees, customers, suppliers, and shareholders regarding its business operations amid the COVID-19 pandemic.

The letter follows.

As we continue to monitor the evolving impact of the COVID-19 pandemic, we have taken the necessary steps to safeguard the health and well-being of our employees in accordance with protocols established by public health organizations and state and local public health departments while ensuring an uninterrupted flow of our mission critical products serving medical device, first responder, public safety, energy and national security customers. We have received letters from several large customers serving these essential markets thanking us for our efforts and confirming their dependence on our continued supply of products during this critical time.

Based on the recent State and Federal government mandates, Ultralife Corporation will maintain normal operations across all locations during the COVID-19 emergency response. In accordance with the Executive Order from the Governor of the State of New York, Ultralife falls under the criteria of an “Essential Supplier” due to our production and supply of battery and energy products that support ventilators, respirators, and other vital medical, surgical and life-saving equipment, and is a Federal government contractor/subcontractor to the U.S. Military, other Federal agencies as well as first responders, for a variety of products that support tactical communications, emergency equipment, cybersecurity solutions, and other strategic requirements. Ultralife also falls under the criteria of a “Critical Infrastructure Industry” as defined by the Department of Homeland Security, and has a special responsibility to maintain our normal work schedule in supporting the essential products and services required to meet national security commitments to the Federal Government and U.S. Military.

We are collectively rising to meet the challenges presented by this unprecedented pandemic and remain dedicated to working closely with our customers and suppliers to support our country’s public health and national security needs.

Thank You,

Michael D. Popielec,

President & Chief Executive Officer, Ultralife Corporation

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com